SSGA® Funds

One Iron Street

Boston, MA 02210

SSGA Funds Management, Inc.

One Iron Street

Boston, MA 02210

December 18, 2020

Re: SSGA Funds (the “Trust”) Administration Agreement – Additional Fund/Series

Ladies and Gentlemen:

Reference is made to the Administration Agreement between SSGA Funds, State Street Master Funds and the State Street Institutional Investment Trust and SSGA Funds Management, Inc. (the “Administrator”) dated June 1, 2015 (the “Agreement”).

Please be advised that the following fund has been liquidated and removed from Schedule A:

Fund	Effective Date

• State Street Dynamic Small Cap Fund	December 18, 2020

The previous Schedule A is hereby deleted and replaced with the attached Schedule A.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

SSGA FUNDS

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer, Duly Authorized

Agreed and Accepted:

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President, Duly Authorized

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

SSGA Funds

State Street Defensive Emerging Markets Equity Fund

State Street International Stock Selection Fund

State Street S&P 500 Index Fund

[REDACTED]

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